FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “First Amendment”) is hereby made this 23rd day of January, 2008 by and between PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation having its principal place of business at 900 Bedford Street, Stamford, Connecticut (the “Company”) and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the “Rights Agent”) to amend that certain Rights Agreement by and between the Company and the Rights Agent, dated April 19, 2004 (the “RightsAgreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Rights Agreement.

WHEREAS, the Rights Agreement provides that an “Acquiring Person” for the purposes of triggering certain rights of Company shareholders is defined at an ownership level of 15% of outstanding Company shares; and

WHEREAS, Harvey Sandler and affiliates currently reports ownership of 552,736 shares of common stock of the Company and is approaching the 15% triggering level; and

WHEREAS, the Board of Directors has considered the purposes of the Rights Agreement and believes that ownership by Mr. Sandler, should he wish to do so, in excess of 15% is desirable;

WHEREAS, the Board of Directors of the Company authorized the amendment of the Rights Agreement to exclude ownership by Harvey Sandler and affiliates up to 20% of outstanding shares from triggering poison pill rights under the Rights Agreement; and

WHEREAS, Section 27(iv) of the Rights Agreement permits the amendment of the Rights Agreement without the approval of any holders of Rights in order to change the provisions thereof in any manner which the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights Certificates, provided, however, that such amendment shall be effective only if there are Continuing Directors then in office and shall require the concurrence of a majority of such Continuing Directors if such supplement or amendment occurs at or after the time a Person becomes an Acquiring Person, and additionally that prior to the Distribution Date, the amendment does not decrease the redemption price, as set forth in Section 23 of the Rights Agreement (collectively, “Amendment Prohibiting Events”).; and

WHEREAS, no Amendment Prohibiting Events have occurred.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises herein contained, the Company and the Rights Agent hereby agree as follows:

1.            Officer’s Certificate.  The Company has delivered a certificate, in compliance with the terms of Section 27, from an appropriate officer of the Company, attached hereto as Exhibit A, stating that the at the time of this amendment no Person has become an Acquiring Person pursuant to the terms of the Rights Agreement.

2.            Amendment of Definition of Acquiring Person. Section 1(a) of the Rights Agreement is hereby amended by adding the following language to the end of Section 1(a):

“Harvey Sandler also shall not be considered to be an Acquiring Person for the purposes of this Agreement unless and until he shall become the Beneficial Owner of twenty (20%) percent or more of the shares of Common Stock then outstanding of the Company.”

3.            The Rights Agreement and all the provisions therein are and shall remain (except as modified herein) unchanged, unmodified and unamended and fully binding upon the parties hereto.

IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name by its proper duly authorized representative, on the day and year first written above.

REGISTRAR AND TRANSFER COMPANY

By:  /s/ William P. Tatler
Name:  William P. Tatler
Its Duly Authorized Vice President

PATRIOT NATIONAL BANCORP, INC.

By:  /s/ Charles F. Howell
Name:  Charles F. Howell
Its:  Duly Authorized President

Exhibit A

OFFICER’S CERTIFICATE

All capitalized terms contained herein shall have the meanings ascribed thereto in that certain Rights Agreement dated as of April 19, 2004, by and between PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation (the “Company”), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the “Rights Agent”).

This is to certify that the pursuant to Section 27 of the Rights Agreement, at the time of the execution of the First Amendment to the Rights Agreement, dated as of January 23, 2008, no Person has become an Acquiring Person in accordance with the terms of the Rights Agreement and therefore the concurrence of a majority of Continuing Directors is not required and the amendment is in compliance with the terms of Section 27.

This certificate is issued pursuant to and is subject to the terms of said Rights Agreement, as amended by First Amendment.

PATRIOT NATIONAL BANCORP, INC.

By: /s/ Charles F. Howell
Charles F. Howell

Its: President

Dated: January 23, 2008